EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-207668 on Form S-3 and Registration Statement No. 333-198966 on Form S-8 of our reports dated February 22, 2018, relating to the financial statements of Citizens Financial Group, Inc. and its subsidiaries and the effectiveness of Citizens Financial Group Inc. and its subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Citizens Financial Group, Inc. for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 22, 2018